Press Release

WALTHAM, MA, FEBRUARY 1, 2000 -- ON Technology Corporation (NASDAQ: ONTC) today announced that Robert L. Doretti has been named president and chief executive officer, succeeding Herman DeLatte who will continue to serve on the company's board of directors. The company also announced that Doretti will be replacing Christopher A. Risley as a member of its board of directors.

"Bob's extensive industry experience makes him a perfect fit for ON Technology," said Herman DeLatte. "With our recently-announced record revenues, growth in shareholder value over the past year and return to profitability, I've accomplished what I set out to do when I joined the company two and a half years ago to create a successful worldwide enterprise software business."

Doretti brings nearly 30 years of high-technology experience to his new role. As senior vice-president at Wang Laboratories, he grew the U.S. business from $100 million to over $1.8 billion in five years. He also designed and built the company's U.S. sales & marketing operations and was selected as one of the industry's top 30 executives by Fortune magazine. He recently led a successful turnaround at Thinking Machines Corporation, a leading-edge high-tech company and MIT spin-off that was re-positioned for market expansion and eventually acquired by Oracle Corporation. Doretti was also executive vice-president for sales & marketing at Dataproducts Corporation.

"I'm excited by the challenge of creating new growth opportunities at ON Technology," said Doretti. "We have best-of-breed technology and tremendous potential in current enterprise markets, as well as in new high-growth areas such as managing and delivering software over the Internet. I'm looking forward to working with the company's employees to extend our technology into new business arenas while developing new alliances and channels to provide greater breadth to our sales and marketing programs."

 "We would like to thank Chris Risley for his long tenure as an executive and director of ON Technology," said William C. Hulley, chairman of the board, ON Technology. "I'm happy that Herman will continue to be involved with the company as a director while Bob takes the company to the next level."

The statements in this news release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.